As filed with the Securities and Exchange Commission on October 7, 2022

Registration No. 333-258718

Registration No. 333-237865

Registration No. 333-220134

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-258718

Form S-8 Registration No. 333-237865

Form S-8 Registration No. 333-220134

UNDER THE SECURITIES ACT OF 1933

RANDOLPH BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	81-1844402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2 Batterymarch Park, Suite 301 Quincy, Massachusetts	02169
(Address of Principal Executive Offices)	(Zip Code)

Randolph Bancorp, Inc. 2021 Equity Incentive Plan

Randolph Bancorp, Inc. Inducement Non-Qualified Stock Option Agreement

Randolph Bancorp, Inc. Inducement Restricted Stock Award Agreement

Randolph Bancorp, Inc. 2017 Stock Option and Incentive Plan

(Full title of the plans)

Matthew S. Sosik Chief Executive Officer Hometown Financial Group, Inc.
36 Main Street, P.O. Box 351
Easthampton, Massachusetts 01027

(Name and address of agent for service)

(855) 527-4111

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Randolph Bancorp, Inc. (the “Registrant”):

•	Registration Statement No. 333-258718, filed with the SEC on August 11, 2021, pertaining to the registration of 100,000 shares of the Common Stock of the Registrant, $0.01 par value per share (“Common Stock”), reserved for issuance under the Randolph Bancorp, Inc. 2021 Equity Incentive Plan;

•	Registration Statement No. 333-237865, filed with the SEC on April 28, 2020, pertaining to the registration of 59,118 shares of Common Stock reserved for issuance under the Randolph Bancorp, Inc. Inducement Non-Qualified Stock Option Agreement and the Randolph Bancorp, Inc. Inducement Restricted Stock Award Agreement; and

•

Registration Statement No. 333-220134, filed with the SEC on August 23, 2017, pertaining to the registration of 821,621 shares of Common Stock reserved for issuance under the Randolph Bancorp, Inc. 2017 Stock Option and Incentive Plan.

On October 7, 2022, pursuant to the terms of an Agreement and Plan of Merger, dated as of March 28, 2022, by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company, Hometown Financial Group, Inc., a Massachusetts corporation (“Hometown”), Hometown Financial Acquisition Corp., a Massachusetts corporation and wholly-owned subsidiary of Hometown (“Merger Sub”), and the Registrant, pursuant to which the Registrant merged with Merger Sub, with Registrant surviving, followed immediately by the merger of the Registrant with and into Hometown, with Hometown surviving (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Easthampton, Massachusetts on October 7, 2022.

Hometown Financial Group, Inc. as successor by merger to Randolph Bancorp, Inc. (Registrant).

By:	/s/ Matthew S. Sosik
Matthew S. Sosik
Chief Executive Officer